                                                                     EXHIBIT 8.1

                   [WHYTE HIRSCHBOECK DUDEK S.C. LETTERHEAD]

                                 April 27, 1999

Board of Directors
Anchor BanCorp Wisconsin Inc.
25 West Main Street
Madison, WI  53707

           Re:    Merger of FCB Financial Corp. into Anchor BanCorp
                  Wisconsin Inc.

Gentlemen and Ms. Cremer Berkenstadt:

         You have asked for our opinion with regard to the federal income tax treatment of a proposed merger (the "Merger") of FCB Financial Corp. ("FCBF"), a Wisconsin corporation, into Anchor BanCorp Wisconsin Inc. ("Anchor"), a Wisconsin corporation, pursuant to an Agreement and Plan of Merger (the "Plan") dated January 5, 1999 between Anchor and FCBF. This opinion is provided pursuant to Section 7.2(e) of the Plan. As more fully described in the "S-4" (as defined below) and the Plan, the Merger contemplates that FCBF will be merged with and into Anchor, with the outstanding shares of FCBF being converted into shares of common stock of Anchor, plus rights associated with such common stock under that certain Rights Agreement between Anchor and Firstar Bank Milwaukee, N.A. (as successor to Firstar Trust Company) dated as of July 22, 1997 (the "Anchor Rights"). No fractional shares of Anchor will be issued in the Merger; rather, fractional shares will be redeemed for cash as provided in the Plan.

         In rendering the opinions herein, we have reviewed the Plan, the exhibits thereto, the Prospectus/Proxy Statement included as a part of the Registration Statement on Form S-4 filed by Anchor and FCBF with the Securities and Exchange Commission in connection with the transactions contemplated by the Plan (the "S-4"), and the Application H-(e)3 filed by Anchor with the Office of Thrift Supervision (the "Holding Company Application"). We have assumed:

         - the accuracy of all of the statements made by the parties in the Plan and the exhibits thereto and in the S-4 and the Holding Company Application (other than the sections thereof describing the federal income tax consequences of the transactions);

         - that the Merger will be carried out in accordance with the terms of the Plan, as a merger of FCBF into Anchor pursuant to the applicable provisions of the Wisconsin Business Corporation Law ("WBCL"); and

WHYTE                                                         Board of Directors
HIRSCHBOECK                                        Anchor BanCorp Wisconsin Inc.
DUDEK S.C.                                                        April 27, 1999
                                                                          Page 2

         - the accuracy of the representations made to us by Anchor and FCBF in their respective certificates to us, dated this date (the "Representation Certificates"), and the continued accuracy of those statements through the Effective Time of the Merger.

         Based upon and subject to the foregoing, and subject to such other qualifications as are hereinafter expressed, we are of the opinion that, for federal income tax purposes:

         A.           The Merger will constitute a reorganization described in
                      Section 368(a)(1)(A) of the Code, and Anchor and FCBF will be "parties to a reorganization" within the meaning of
                      Section 368(b) of the Code.

         B. No gain or loss will be recognized by those shareholders of FCBF whose stock in FCBF is converted into stock of Anchor (plus associated Anchor Rights) as a result of the Merger, except that those shareholders of FCBF who receive cash in lieu of fractional shares will be required to recognize gain attributable to such fractional shares, determined as though such fractional shares had been redeemed. Provided that those FCBF shareholders held their FCBF stock as a capital asset on the effective date of the Merger, the gain they recognize will be capital gain, measured by the excess, if any, of the cash they receive over that portion of their basis in their shares that is properly allocated to the fractional share deemed to have been redeemed.

         C. Each shareholder of FCBF whose shares of stock in FCBF are converted into stock of Anchor pursuant to the Merger will have as the basis of his or her Anchor stock received in the Merger the same basis as he or she had in his or her stock in FCBF immediately prior to the Merger, adjusted for any fractional shares deemed to have been redeemed as referred to in the preceding paragraph.

         D. The holding period for the stock of Anchor so acquired by a former FCBF shareholder will include the period during which the shareholder held his or her corresponding shares of stock in FCBF, provided such corresponding shares of stock in FCBF were held by the shareholder as a capital asset on the effective date of the Merger.

         E. No gain or loss will be recognized by FCBF or Anchor as a result of the Merger.

         The opinions herein are limited to the federal income tax consequences of the Merger as set forth above under the Code and the applicable administrative, regulatory and judicial interpretations thereof as they exist as of the date hereof. The provisions of the Code and any of such administrative, regulatory and judicial interpretations could be changed at any time, and

WHYTE                                                         Board of Directors
HIRSCHBOECK                                        Anchor BanCorp Wisconsin Inc.
DUDEK S.C.                                                        April 27, 1999
                                                                          Page 3


such changes could be retroactively effective with respect to transactions occurring prior to such changes, and accordingly could change our opinions herein. The Internal Revenue Service is not bound by our opinions and may assert positions contrary to those opinions. While our opinions herein reflect our interpretations of existing sources of applicable law and what we expect a court would conclude if asked to apply that law, no assurance can be given that our interpretations would prevail if they were challenged in an administrative or judicial proceeding

         No opinion is expressed as to any federal tax consequences of the Merger other than those expressly set forth above, nor on the tax treatment or the effect of the Merger (on FCBF, Anchor, or their respective shareholders) under the laws of any state or other jurisdiction.

         As stated above, our opinions herein are based on the accuracy of the assumptions stated herein and the factual representations contained in the Representation Certificates. Any inaccuracy in any of such assumptions or factual representations could render the opinions stated herein inapplicable and result in the Merger's having tax consequences that are different than those described herein.

         The opinions herein are rendered to you in connection with the Merger, for the benefit of Anchor and FCBF and their respective shareholders, and are not to be relied upon by any other persons or for any other purposes.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the S-4 and to the reference to our firm under the heading "THE MERGER - Federal Income Tax Consequences" in the Proxy Statement/Prospectus filed as a part of the S-4. In giving such consent we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                        Very truly yours,

                                        WHYTE HIRSCHBOECK DUDEK S.C.



                                        By:  /s/ John F. Emanuel
                                           ----------------------------------
                                             John F. Emanuel